Exhibit 99.1
March 26, 2008
Reston, VA
Stanley-Martin Communities, LLC (‘STANMA’)
Stanley-Martin Communities, LLC Reports Purchase of Senior Subordinated Notes by the Company and its Parent
     Stanley-Martin Communities, LLC (‘Stanley-Martin’ or the ‘Company’) today announced that it purchased $7.385 million (face value) of its outstanding senior subordinated notes in an individually negotiated transaction during the first quarter of 2008 and that such debt has been retired. In addition, the Company’s parent, Neighborhood Holdings, LLC, purchased the aggregate amount of $16.520 million (face value) of the Company’s outstanding senior subordinated notes in four individually negotiated transactions during the first quarter of 2008. Neighborhood Holdings is holding the senior subordinated notes for investment income.
     These purchases are in addition to the previous purchase made by the Company in the third quarter of 2007.
     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
     Certain statements in this press release may be considered forward looking statements. Forward looking statements including statements about the company’s outlook, growth opportunities, market orders, backlog, liquidity, and land position, as well as expected deliveries, revenues, earnings, margins, leverage, pricing, SG&A rate, land purchases and communities. In general, any statements contained in this conference call that are not statements of historical fact should be considered forward looking statements. We caution you that forward looking statements involve risks and uncertainties, and there are a number of factors that could cause our actual results to differ materially from those that are contained in or implied by these statements. For a list of certain of these factors, please see our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2007.